EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS: At Natural Golf: Richard Magid, CFO, 847-321-4130
At KCSA:	Michael Cimini, 212-896-1233 or mcimini@kcsa.com
Michael Gallo, 212-896-1258 or mgallo@kcsa.com

Natural Golf Reports First Quarter Results

Mount Prospect, Illinois – April 16, 2004 - Natural Golf Corporation (Amex: NAX) has announced financial results for the first quarter ended February 29, 2004.

Natural Golf reported net sales of $1,370,710 for the first quarter of 2004, compared to $2,324,322 for the prior year quarter.  The Company noted that it had introduced a new instruction package just prior to the first quarter of fiscal 2003, which impacted sales in the first quarter of that year.

Operating loss for the first quarter of fiscal 2004 was $1,515,198 compared to $974,490 in the year-earlier quarter.

“In the first quarter we initiated our strategic plan to aggressively promote our products, which we expect will generate improved results in the second half of fiscal 2004,” said Andrew Wyant, Chief Executive Officer.  “We look forward to The Golf Channel’s new reality show ‘The Natural Golf Makeover Challenge,’ scheduled to debut on June 22.  We anticipate this show will help build increased credibility and validation of our products in the marketplace, as well as broaden our national exposure as one of the leading golf instructional methods.”

Mr. Wyant added, “Complementing this show, our new infomercial is set to air in late May, and we are planning to introduce a new instructional video, “7 Minutes to Better Golf” in mid-May. In addition, we shall introduce our new Beryllium Copper ST series of woods which will be lighter and be the companion to our popular ST110 irons that were introduced last year.”

“These critical initiatives should help us acquire new customers and generate follow-on sales of our golf instruction and golf equipment products and accessories, which we expect will begin to ramp in the second half of fiscal 2004.  We remain on track with this strategy and expect to generate sales that will ultimately lead us to a revenue level sufficient to exceed operating expenses, and reach profitability by the end of fiscal 2004,” Mr. Wyant concluded.

On December 17, 2003, the Company successfully completed an initial public offering of 2.5 million shares of common stock that provided net proceeds of $10.4 million.  The proceeds are being used primarily to pay off outstanding obligations that will strengthen the balance sheet and develop new advertising and promotion campaigns to acquire new customers.

About Natural Golf Corporation

Natural Golf is a golf instruction and equipment company focused on delivering a total system for improving the play of golfers of all abilities. Natural Golf produces and sells instructional videotapes explaining its Natural Golf swing system, offers golf schools through a network of instructors certified to teach the Natural Golfing swing system, and manufactures and sells golf equipment specifically developed for the golfer using its swing system.

The Natural Golf School program is ranked as one of Golf Magazine’s “Top 25 Schools.” Natural Golf manufactures and sells custom golf equipment uniquely designed for the Natural Golf swing. For more information on Natural Golf, visit www.naturalgolf.com or call 1-888-NAT-GOLF (1-888-628-4653).

About the Swing

The Natural Golf(R) swing method is based on the swing of Canadian Golf Hall of Fame Professional Moe Norman, who is widely regarded as the best ball striker ever. The Natural Golf swing eliminates much of the hip and body rotation of conventional swings and creates a simpler, easier to learn, more “natural” motion. The system emphasizes its four fundamentals of using a palm grip, a wider stable stance, Single-Plane(TM) setup and facing the ball at impact during the golf swing.

Forward-Looking Statements

This press release includes forward-looking statements that reflect our current expectations about our future results, performance, prospects and opportunities.  We have tried to identify these forward-looking statements by using words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions.  These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2004 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.    These risks, uncertainties and factors include general economic uncertainty, conditions in the golf industry, the inability to become profitable or grow revenues, the timing, cost and execution of new marketing initiatives that might not be effective at generating new customers and revenues at a level sufficient to fund operations, seasonal fluctuations in the business, the inability to raise additional capital if needed and competitive conditions in the golf industry. For a more comprehensive discussion of these and other risks, uncertainties and factors relating to our business, please read the disclosure included in the Company’s Form 10-KSB filed with the SEC on March 1, 2004 (www.sec.gov).

You should not place undue reliance on any forward-looking statements.  Except as otherwise required by federal securities laws, the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.